Exhibit 99.1

NEWS RELEASE

CARREKER CORPORATION ANNOUNCES ONGOING PROCESS TO
EXPLORE STRATEGIC ALTERNATIVES

DALLAS (June 12, 2006) — Carreker Corporation (Nasdaq: CANI), a leading provider of payments technology and consulting solutions for the financial services industry, announced today that it is in the process of exploring various strategic alternatives designed to best enhance value for its customers, employees and shareholders. Several shareholders have recently inquired as to the Company’s strategic planning, and the Company believes that it is important to simultaneously share information with all of its shareholders regarding the Company’s strategic planning process.

In November 2005, the Company’s Board of Directors established a Strategic Steering Committee to evaluate the Company’s strategic direction. Shortly thereafter, the Company retained Bear, Stearns & Co. Inc. as financial advisor to assist in this process. Over the course of the last several months, the Committee has assessed the Company’s strategic position and opportunities in its industry, and has evaluated a number of possible strategic alternatives. As a result of this process, the Committee recommended, and the Board of Directors approved, that the Company explore various strategic alternatives designed to increase the Company’s scale and capabilities in the marketplace. These strategic alternatives include, but are not limited to, a merger with a strategic partner, a sale of the Company and other possible transactions.

J.D. (Denny) Carreker, Chairman of the Board and Chief Executive Officer of the Company stated, “Our Board of Directors and management are strongly committed to acting in the best interests of our customers, employees and shareholders. We are working through an orderly process to explore the strategic alternatives available to the Company. We are conducting this process in a deliberate fashion to ensure the realization of benefits to the Company’s customers and employees, and to best enhance shareholder value.”

In making the announcement, the Company stated that there can be no assurance that any particular alternative will be pursued or that any transaction will occur, or on what terms. The Company does not plan to release additional information about the status of the review of alternatives until a definitive agreement is entered into or the process is otherwise completed.

Forward Looking Statements

Except for historical information, the statements in this release, including statements regarding the exploration of strategic alternatives and the outcome of that process, constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from current expectations, including but not limited to the risks and uncertainties arising out of any strategic alternative undertaken by the Company and those risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services, products, sales, potential sales and prices. For further information concerning certain of these risks and uncertainties, see under the caption “Risk Factors” in the Company’s most recent Form 10-K. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world. The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney. For more information, visit www.carreker.com.

Lisa Peterson, Executive Vice President	Gary Samberson, SVP, Treasury, Risk
and CFO	Management and Investor Relations
(972) 371-1454 PH	(972) 371-1590 PH
(972) 458-2567 FX	(972) 458-2567 FX
Email: lpeterson@carreker.com	Email: gsamberson@carreker.com